Filed Pursuant to Rule 424(b)(7)
File No. 333-135333
PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated June 26, 2006)
F.N.B. CORPORATION
233,394 Shares of Common Stock

     The following information supplements information contained in our prospectus dated June 26, 2006, or the Prospectus, the Prospectus Supplement No. 2 through Prospectus Supplement No. 4, relating to the resale by selling shareholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issued or issuable upon exercise of outstanding warrants or upon conversion of outstanding convertible debentures originally issued by The Legacy Bank, or Legacy.
     This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus Supplement No. 2 through Prospectus Supplement No. 4 and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 5 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
     The shares of our common stock are quoted on the New York Stock Exchange under the symbol “FNB.”
     Investing in our common stock involves risks that are described in the “Risk Factors” section of our annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated by reference in the Prospectus.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is April 30, 2007.

SELLING SHAREHOLDERS
     On May 26, 2006, we completed the merger of Legacy with and into our subsidiary, First National Bank of Pennsylvania. We are registering shares that the selling shareholders may acquire upon exercise of warrants or upon conversion of convertible debentures that we assumed in connection with the Legacy merger in order to enable the selling shareholders to sell, from time to time, shares of our common stock they acquire if they exercise their warrants or convert their debentures.
     The table below supplements the table of selling shareholders contained in the “Selling Shareholders” sections of the Prospectus and the prior prospectus supplements. Where the name of a selling shareholder identified in the table below also appears in a table in the Prospectus or a prior prospectus supplement, the information set forth in the table below regarding that selling shareholder supersedes the information set forth in the Prospectus and the prior prospectus supplements.
     Information regarding the selling stockholders may change from time to time and any modified information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
     A selling shareholder listed below may from time to time offer and sell any or all of the selling shareholder’s securities under this Prospectus Supplement No. 5. Because the selling shareholder is not obligated to sell the shares of our common stock held by such selling shareholder, we cannot estimate the number of shares of our common stock that a selling shareholder will beneficially own after this offering. None of the selling shareholders listed below beneficially owns more than 1% of the outstanding shares of our common stock.

	Shares Beneficially	Number of Shares
	Owned Prior	That May Be Sold Under
Name of Selling Shareholder	to This Offering	This Prospectus Supplement

Kenneth J. Huebner	1,000	1,000
Mary Celeste Kosko	400	400
Patricia A. Cicioni and Lisa C. Hayducek JT TEN	804	800
Dominic and Janet Yanuzzi TEN ENT	2,125	1,000
     Additional selling shareholders may be identified by us at a later date by filing a prospectus supplement to the Prospectus. Such other holders will not be permitted to sell shares pursuant to the registration statement unless and until they are listed in a selling shareholders table in a supplement to the Prospectus.

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